Exhibit 23.6
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion in this Registration Statement on Form S-11 of Chatham Lodging Trust of our report dated October 27, 2010 relating to the financial statements of New Roc Hotels, LLC which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ DeLeon & Stang, CPAs
Gaithersburg, Maryland
February 1, 2011